Exhibit 10.2 MVB FINANCIAL CORP. STOCK OWNERSHIP GUIDELINES Approved by the Board of Directors: 5/21/2019 Ownership Requirement • Team Executives o President and Chief Executive Officer – Tier I - 3x annual base salary o Executives – Tier II - 1x annual base salary • Outside Directors o 10x annual cash retainer (annual MVB Financial Corp. and MVB Bank) The following will be used for determination of share ownership: • Shares owned outright by the Executive or Director, or his or her immediate family members residing in the same household • Shares held in trust for the benefit of the Executive or Director, or his or her immediate family members • Unvested time-based restricted stock units • “In-the-money” value of vested stock options The following do not count towards satisfaction the stock ownership guidelines for determination of share ownership: • Unvested stock options • Unvested performance-based restricted stock units Additional share retention requirements: • The Human Resources and Compensation Committee (“Committee”) is responsible for assessing compliance with the ownership guidelines. • Ownership will be reviewed annually and presented to the Committee, at its regularly scheduled January meeting. • Shares of Company common stock purchased on the open market are valued at cost, restricted stock and restricted stock units acquired under any Company stock incentive plan are valued at the fair market value (as defined under the applicable equity incentive plan) on the date of grant, and shares acquired upon the exercise of stock options and any stock purchase plan are valued at the fair market value at the time of exercise. These values remain constant for purposes of these Guidelines. • For purposes of vested stock options, “In-the-money” value will be based on the average daily closing price in the month coincident with or immediately prior to determination. That value will remain fixed until revalued the following year, or until stock options are exercised. • Executives have five years from the date this policy is adopted, or of initial election, whichever is greater, to meet the ownership requirements. Directors have three years from the date this policy is adopted, or of initial election, whichever is greater, to meet the ownership requirements. Individuals will be viewed by the Committee to be complying if they are progressing on a consistent basis. • Until these Guidelines have been achieved with respect to any Executive/Director, the Company expects the Executive/Director to show sustained progress toward meeting these Guidelines. • The Executive/Director shall be required to hold a minimum of 100 percent (100%) in value (valued as set out in these Guidelines) of their annual equity awards, net of shares sold or withheld to pay any applicable exercise price for an equity award or satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award (“Net Shares”). • The Committee may consider an Executive’s/Director’s compliance with this policy or progress towards achieving compliance with this policy in making future equity grant decisions.